Exhibit 10.8

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation
Effective January 1, 2015, directors of Kadant Inc. (the “company”) who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $50,000, payable in equal monthly installments.

•	An additional annual retainer for our non-executive chairman of the board of $60,000, payable in equal monthly installments.

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An additional annual retainer for chairmen of the following committees: audit committee - $10,000; compensation committee - $7,500; nominating and corporate governance committee - $5,000; and risk oversight committee - $5,000.

•	Reimbursement of out-of pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.
We do not provide any meeting fees to our directors for their board service. All annual retainers are paid in equal monthly installments.
Equity Awards
Each of our non-employee directors receives an annual award of 5,000 stock-settled restricted stock units (“RSUs”), distributable in shares of common stock upon vesting. The RSUs vest in installments of 1,250 shares each on the last day of each of our fiscal quarters during the fiscal year.
Each of our non-employee directors also receives an award of 10,000 cash-settled RSUs that vests only in the event that a change-in-control of our company occurs during a specified period. In March 2015, each of our non-employee directors were awarded 10,000 cash-settled RSUs that will vest only if a change-in-control of our company occurs during the five-year period beginning on the first day of our second quarter of fiscal 2015 through the last day of our first quarter of 2020. These RSUs may only be settled in cash, based on the stock price of our common stock on the date of the completion of a change-in-control of our company, if any. Each cash-settled RSU is the economic equivalent of one share of common stock.
Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. In such event, the size and the terms of any grant would be determined by the compensation committee of our board of directors.
All director awards are made under our company’s stockholder-approved equity incentive plan. The vesting of all awards accelerates in the event of a change in control of our company. Any awards, to the extent not previously vested, are forfeited if the director is no longer a member of our board of directors on the vesting dates. The terms and conditions governing director awards are stated in the forms of restricted stock unit award agreement for non-employee directors filed as exhibits to our annual report on Form 10-K.
Stock Ownership Guidelines
Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our company’s common stock equivalent in value to three times their annual cash retainer. Compliance with the guidelines is measured annually following the close of our fiscal year, and directors have five years from the later of adoption of our stock ownership guidelines or their appointment as a director to attain compliance.